EXHIBIT INDEX

99.1	News Release Dated July 22, 2008.

CONTACT:	Connie Hamblin	RELEASE: July 22, 2008
(616) 772-1800

GENTEX REPORTS RECORD SECOND QUARTER REVENUES

ZEELAND, Michigan, July 22, 2008 -- Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record second quarter revenues for the quarter ended June 30, 2008.  The Company also announced that it repurchased approximately 1.2 million shares of its stock during the second quarter of 2008.

For the second quarter of 2008, the Company’s net sales increased by four percent to a record $170.5 million compared with $163.5 million in the second quarter of 2007.  The Company’s current second quarter operating income declined by two percent, and net income declined by 13 percent, primarily as a result of lower other income due to current stock market conditions.  The Company reported net income of $26.9 million compared with $31.0 million for the second quarters of 2008 and 2007, respectively.  Earnings per diluted share were 19 cents in the second quarter of 2008 compared with 22 cents in the second quarter of 2007.

For the first six months of 2008, net sales increased by nine percent to $348.5 million compared with $320.7 million in the first six months of 2007.  Operating income increased by eight percent for the first six months of 2008 compared with the same period in 2007, while net income decreased by five percent for the first six months of 2008 compared with the same prior-year period.  Net income for the first six months of 2008 was $57.3 million compared with $60.5 million for the first six months of 2007, primarily as a result of lower other income due to current stock market conditions.  Earnings per diluted share were 40 cents for the first six months of 2008 compared with 42 cents for the first six months of 2007.

During the second quarter, the Company repurchased 1.2 million shares at a cost of approximately $19.0 million.  The Company has a share repurchase plan in place with authorization to repurchase up to 28 million shares of the Company’s stock.  To date, including the prior share repurchases, the Company has repurchased approximately 21.4 million shares, leaving approximately 6.6 million shares authorized to be repurchased under the plan.

“The second quarter of 2008 is a testament to the Company’s success at global sales diversification,” said Gentex Chairman and Chief Executive Officer Fred Bauer. “We are operating in an industry that is experiencing the most significant production declines, particularly at the ‘Detroit Three’, since 1991, but our sales still increased by four percent in the second quarter.  This is due to the fact that nearly 75 percent of the Company’s mirror unit shipments are now to automakers headquartered outside North America.

“While our company goal is to achieve double-digit top line growth, and we look forward to seeing improved economic conditions, we will continue to work to control the things that we can and do our very best for the Company’s shareholders,” Bauer continued.  “We have some popular new products with significant revenue growth potential over the next several years, such as auto-dimming mirrors with SmartBeam® and rear camera displays, which are helping Gentex to continue to be the industry leader in these areas.  We remain excited about our company and the prospects for the future.”

Total auto-dimming mirror unit shipments for the second quarter of 2008 increased by one percent over the second quarter of 2007, and automotive revenues increased by five percent.  The primary reasons for the lower growth rate were the UAW strikes that started in the first quarter of 2008 and continued into the second quarter, reducing the Company’s automotive revenues by approximately $5.8 million, and lower light vehicle production at the Detroit Three.  For the current quarter, unit shipments in North America decreased by 13 percent compared with the second quarter of 2007, primarily as a result of lower light vehicle production at the Detroit Three and the continuation of the UAW strikes. Increased unit shipments to Asian and European transplants partially offset those two negative factors.  Increased penetration of interior and exterior auto-dimming mirrors at certain of the Company’s European and Asian automotive customers was the primary factor in achieving a 12 percent increase in offshore auto-dimming mirror unit shipments.

Future Estimates

Gentex Senior Vice President Enoch Jen said that the Company continues to make good progress in its manufacturing yields, and provided certain guidance for the third quarter and balance of calendar year 2008.

“For the third quarter and balance of calendar year 2008, we currently expect that our top line will grow by approximately ten percent,” said Jen.

“However, while the third quarter is always a difficult quarter for us to forecast due to customer plant summer shutdowns and model year product changeover, this year has far more uncertainties associated with it due to the global economic conditions and light vehicle production environment,” Jen concluded.

Unit Shipments and Revenues

Jen said that the Company’s current third quarter 2008 forecast is based on CSM’s mid-July forecast for light vehicle production of 3.1 million units for North America, 4.9 million units for Europe and 3.6 million units for Japan and Korea.  The Company's current calendar year 2008 forecast is based on CSM’s 2008 calendar year projection of 13.4 million units for North America, 22.0 million units for Europe and 15.0 million units for Japan and Korea.

Total auto-dimming mirror unit shipments in the second quarter of 2008 were approximately 3.9 million, a one percent increase over the same period last year.  Auto-dimming mirror unit shipments increased by six percent to 8.1 million for the first six months of 2008, compared with the same prior-year period.

Auto-dimming mirror unit shipments to customers in North America decreased by 13 percent to approximately 1.5 million in the second quarter of 2008 compared with the same quarter last year.  North American light vehicle production was down 14 percent in the second quarter of 2008 compared with the same period in 2007.  For the first six months of 2008, auto-dimming mirror unit shipments to customers in North America decreased by six percent to approximately 3.1 million compared with the same period last year.  North American light vehicle production declined by 11 percent for the first six months of 2008 compared with the same period in 2007.

Unit shipments to offshore customers increased by 12 percent to approximately 2.4 million in the second quarter of 2008 compared with the same period in 2007. Light vehicle production in Europe increased by four percent, and production in Japan and Korea increased by two percent in the second quarter of 2008 compared with the same prior-year periods.  For the first six months of 2008, auto-dimming mirror unit shipments to offshore customers increased by 14 percent to approximately 4.9 million compared with the same period last year.  Production in Europe increased by three percent and by four percent in Japan and Korea for the first six months of 2008 compared with the same period in 2007.

Automotive revenues increased by five percent to $164.8 million in the second quarter of 2008 compared with the same period last year, and increased by nine percent to $336.9 million for the first six months of 2008.  Fire Protection revenues decreased by ten percent to $5.6 million for the second quarter of 2008 compared with the second quarter of 2007, and decreased by seven percent to $11.6 million for the first six months of 2008, compared with the same period in 2007, primarily as a result of the weak commercial construction market.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management's belief, assumptions, current expectations, estimates and projections about the global automotive industry, the economy, the impact of stock option expense, the ability to leverage fixed manufacturing overhead costs, unit shipment and revenue growth rates, the ability to control ER&D and SG&A expenses, gross margins, and the Company itself.  Words like "anticipates," "believes," "confident," "estimates," "expects," "forecast," "likely," "plans," "projects," and "should," and variations of such words and similar expressions identify forward-looking statements.  These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, expense, likelihood and degree of occurrence.  These risks include, without limitation, employment and general economic conditions, the pace of automotive production worldwide, the maintenance of the Company’s market share, competitive pricing pressures, the ability to achieve purchasing cost reductions, currency fluctuations, interest rates, equity prices, the financial strength of the Company's customers, supply chain disruptions, potential sale of OEM business segments or suppliers, the mix of products purchased by customers, the ability to continue to make product innovations, the success of certain newer products (e.g. SmartBeam®, Z-Nav® and Rear Camera Display Mirror), and other risks identified in the Company's filings with the Securities and Exchange Commission.  Therefore, actual results and outcomes may materially differ from what is expressed or forecasted.  Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Second Quarter Conference Call

A conference call related to this news release will be simulcast live on the Internet beginning at 10:30 a.m. Eastern Daylight Saving Time today. To access that call, go to www.gentex.com and select the “Audio Webcast” icon in the lower right-hand corner of the page. Other conference calls hosted by the Company will also be available at that site in the future.

About the Company

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market. Based in Zeeland, Michigan, the Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. Many of the mirrors are sold with advanced electronic features, and approximately 96 percent of the Company’s revenues are derived from the sales of auto-dimming mirrors to nearly every major automaker in the world.

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

		(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net Sales	$170,491,552	$163,479,812	$348,461,831	$320,685,794

Costs and Expenses
Cost of Goods Sold	111,411,298	$105,782,966	226,734,586	208,410,186
Engineering, Research & Development	13,398,456	$12,446,469	26,134,743	24,722,131
Selling, General & Administrative	9,892,080	$8,732,630	19,815,616	17,099,201

Other Expense (Income)	(4,230,322)	$(8,447,283)	(9,705,791)	(17,981,306)

Total Costs and Expenses	130,471,512	118,514,782	262,979,154	232,250,212

Income Before Provision for Income Taxes	40,020,040	44,965,030	85,482,677	88,435,582

Provision for Income Taxes	13,161,679	14,008,923	28,176,181	27,981,766

Net Income	$26,858,361	$30,956,107	$57,306,496	$60,453,816

Earnings Per Share
Basic	$0.19	$0.22	$0.40	$0.42
Diluted	$0.19	$0.22	$0.40	$0.42
Weighted Average Shares:
Basic	142,239,378	142,543,923	142,762,929	142,356,126
Diluted	142,575,626	143,477,655	142,904,951	143,047,008

Cash Dividends Declared per Share	$0.105	$0.095	$0.210	$0.19

CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
	June 30,	December 31,
	2008	2007
ASSETS
Cash and Short-Term Investments	$376,919,395	$397,988,781
Other Current Assets	141,237,880	130,505,167

Total Current Assets	518,157,275	528,493,948

Plant and Equipment - Net	216,322,783	205,609,671
Long-Term Investments and Other Assets	135,991,063	163,919,061

Total Assets	$870,471,121	$898,022,680

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$69,815,977	$68,362,705
Long-Term Debt	0	0
Deferred Income Taxes	18,715,357	22,847,779
Shareholders' Investment	781,939,787	806,812,196

Total Liabilities & Shareholders' Investment	$870,471,121	$898,022,680

AUTO-DIMMING MIRROR UNIT SHIPMENTS (Thousands)
	Second Quarter Ended June 30,			Six Months Ended June 30,
	2008	2007	% Change	2008	2007	% Change
Domestic Interior	1,130	1,248	-9%	2,347	2,423	-3%
Domestic Exterior	344	450	-24%	788	906	-13%
Total Domestic Units	1,474	1,698	-13%	3,135	3,329	-6%

Foreign Interior	1,727	1,558	11%	3,492	3,063	14%
Foreign Exterior	712	618	15%	1,453	1,260	15%
Total Foreign Units	2,439	2,176	12%	4,945	4,323	14%

Total Interior Mirrors	2,857	2,806	2%	5,839	5,486	6%
Total Exterior Mirrors	1,056	1,068	-1%	2,241	2,166	4%
Total Mirror Units	3,913	3,874	1%	8,080	7,652	6%

Note: Certain prior year amounts have been reclassified to conform with the current year presentation.  Percent change and amounts may not total due to rounding.